Horizon 2.0 Board Materials

November 4, 2024

EMERSON

Revisiting Precedents: Large Minority Buy-Ins For Cash

Transaction	Acquirer		KYOCERA	Santander	Sumitovant Biopharma	Iberdrola	Roche
	Target (Size of Minority Stake $B)[1]	Shell Midstream Partners $2.0	AVX $1.0	Santander Consumer Bank $2.5	Myovant Sciences $1.7	Avangrid $2.6	Foundation Medicine $2.4
Time to Signed Agreement	Total Time	5.5 months	2.8 months	1.7 months	0.7 months	2 months	Weekend
	Time for Target to Formally Respond to Initial Proposal[2]	62 days	43 days	21 days	5 days	51 days	1 day
	Time from Initial Formal Response to Signed Agreement	88 days	41 days	32 days	17 days	11 days	3 days
Price Bumps Required	Total # of Bumps	5	3	2	4	3	3
	Aggregate Bump % vs. Original Proposal	23 %	12 %	6 %	19 %	4 %	3 %
Transaction Statistics	**Initial Proposal as % of Undisturbed 52-Week High**	**78 %**	**101 %**	**100 %**	**94 %**	**83 %**	**122 %**
	Final Price as % of Undisturbed 52-Week High	**96 %**	**112 %**	**106 %**	**112 %**	**87 %**	**125 %**
	Initial Premium to Spot	*0 %*	*30 %*	*7 %*	*27 %*	*7 %*	*30 %*
	Final Premium to Inital Spot	*23 %*	*45 %*	*14 %*	*50 %*	*11 %*	*34 %*
Initial Market Reaction	Day 1 Close Premium to Proposal Price	6 %	5 %	4 %	7 %	6 %	n.a

Emerson Confidential | Source: Dealpoint, FactSet, Company filings. Note: Includes full minority buy-ins for cash consideration since 2018 over $1B in size, excluding tracking stock and SPAC transactions. List above excludes the Ambac Financial Services minority buyout, given transaction viewed as non-comparable for this analysis as was launched when target was at 38% of 52-week high, and was a management buy-out with additional third-party private equity funds. Analysis performed for illustrative purposes only and does not reflect our views of value for Atlas. 1 Value of minority stake day prior to disclosure of public proposal. 2 Ignoring any initial acknowledgement of proposal receipt.

Alias Share Price Performance Since Initial Emerson Transaction



Share Price
$325
$300
$275
$250
$225
$200
$184
$175
$150
$125
$256
1Q23
4Q22
2Q23
3Q23
$164
4Q23
1Q24
$222
2Q24
3Q24
4Q24
$178
+40%
$234
+27%
+26%
4/26/2023: 3Q23 Earnings
Market Valuation Reset
• Alias shares (27%)²
• FCF miss of (20%)
• ACV growth downward revision of (0.5pp)
• Softness in core markets
8/7/2024: 4Q24 Earnings
Disturbed Date
• Alias shares +17%² despite FCF miss of (3%)
• Direct analyst questioning on deal
• Increased speculation in the market

Share Price Performance Summary

	Since 8/6/2024	L3M	L6M	L1Y
Alias	+31%	+28%	+20%	+33%
Industrial Software Average	+8%	+4%	+5%	+15%
Emerson	+0%	(4%)	+2%	+21%

		May-22 Transaction Close	Aug-22 4Q22	Oct-22 1Q23	Jan-23 2Q23	Apr-23 3Q23	Aug-23 4Q23	Nov-23 1Q24	Feb-24 2Q24	May-24 3Q24	Aug-24 4Q24	Current
Alias – Earnings Results	ACV Beat / Miss[1]		+1%	+0%	(1%)	(2%)	(1%)	(1%)	(1%)	(1%)	(3%)	
	Sales Beat / Miss		(19%)	+4%	(10%)	(21%)	(2%)	(7%)	(1%)	+9%	+8%	
	FCF Beat / Miss		n.m.	(81%)	(49%)	(20%)	(17%)	(41%)	(45%)	(10%)	(3%)	
	Share Price Reaction[2]		(2%)	(3%)	(4%)	(27%)	+12%	+2%	(1%)	+5%	+17%	
Alias – Financial Profile	ACV Growth[3]		Alias did not report ACV until 3Q23				11%	10%	11%	9%	9%	9%
	NTM FCF Margin[4]		30%	31%	32%	31%	32%	32%	33%	32%	30%	30%

Emerson Confidential | Source: FactSet as of 01-Nov-2024. Note: Industrial Software Peers include Autodesk, Bentley Systems, Dassault Systemes and PTC. Industrial Software Peer data reflects peer average, and Emerson and Industrial Software Peers are indexed to Alias share price as of 17-May-2022. 1 Reflects Annual Spend through 3Q23 prior to shift to ACV. 2 Reflects share price reaction net of NASDAQ Composite index 1-day change. 3 Reflects next fiscal year estimate over current fiscal year estimate as of earnings date. 4 Reflects NTM FCF / NTM Sales.

After August 6, 2024, Data Strongly Suggests Alias Stock Price Reflects Sale Expectation

August 6

Alias announced results (post-close) below expectations; analysts reduced estimates

- Alias results were 3% below consensus on ACV and FCF

Q4 2024 FCF



$158M
$153M
(3%)
Expected
Actual

- Analyst expectations for FY2025E have since declined

Consensus 2025E[1] FCF



$403M
$364M
(10%)
Undisturbed
Current

August 7

Emerson announced earnings (pre-market) and commented on Alias in response to questions during call

- Analyst Q&A included direct questions on M&A and Emerson's Alias intentions

- **Q:** Are you guys planning to move on [Alias] this year?
- **A:** *"Not in this fiscal [year]… We'll continue to evaluate…as we go through time here."*

- **Q:** Do you feel like you have the capacity to do M&A?
- **A:** *"we will have the capacity, if we wish to put that balance sheet to work…as you know, we'll continue to evaluate the time and know what the right move would be in terms of the majority position…in Alias"*

- Alias stock price closed 16% higher (17% net of NASDAQ)

Analyst Reactions

Since Aug-7, analysts have commented that a near-term deal is likely

Barclays (Aug-7)

"We think it quite likely that Emerson will continue its portfolio simplification by ***buying out the remaining shares in Alias***…in the ***near term***"

Berenberg (Aug-7)

"We think a ***takeout of the 43% of Alias***…is an obvious eventuality and it ***could well happen in 2025***"

J.P. Morgan (Aug-14)

"We have to ***assume they will move on Alias at some point soon…***"

Wells Fargo (Aug-28)

"Management was clear than any FY24 M&A would be of a bolt-on flavor. ***As FY25 approaches***, we attribute some ***Emerson selling pressure to the potential for larger M&A***"

Trading Since August 6

As a result, Alias stock price and multiple are disconnected from fundamentals and reflect expectation of Emerson buy-in

Despite disappointing on fundamentals, Alias stock has outperformed peers…

Share Price Performance



+31%
+8%
Alias
Peer Avg.[2]

…resulting in a significant Alias multiple increase relative to peers

EV / NTM uFCF Multiple



+41%
+4%
Alias
Peer Avg.[2]

Emerson Confidential | Source: Wall Street Research and FactSet as of 01-Nov-2024. 1 Reflects Emerson fiscal year end September 30. 2 Peer set reflects Autodesk, Bentley Systems, Dassault Systemes and PTC.

Alias Historical Trading Multiple and Hypothetical Undisturbed Stock Price

Alias EV / NTM uFCF Multiple Since January 1, 2023



Median EV / NTM uFCF Multiple (Undisturbed)
Since 01-Jan-2023[1] 32.6 x
Since Market Valuation Reset (26-Apr-2023)[1] 31.8 x
LTM[1] 32.0 x
43 x
41 x
39 x
37 x
35 x
33 x
31 x
29 x
27 x
25 x
39.5 x
26-Apr-2023
Market Valuation Reset
34.5 x
32.6 x
31.8 x
28.4 x
37.0 x
27.5 x
16-May-2024
Standstill Expiry
28.6 x
34.7 x
36.9 x
29.5 x
7-Aug-2024
Disturbed Date
27.1 x
39.5 x
Alias
38.2x
Bentley
33.2x
AUTODESK
30.6x
Current Peer Average
ptc
25.5x
25.5x
Jan-23
Mar-23
May-23
Jul-23
Sep-23
Nov-23
Jan-24
Apr-24
Jun-24
Aug-24
Oct-24
Alias
Median Undist. NTM EV/uFCF (Since Value Reset)
Median Undisturbed NTM EV/uFCF (Since Jan 2023)

Hypothetical Undisturbed Stock Price (HUSP)

	Since 6-Aug-24 Close		
	Share Price % Change	EV / NTM uFCF Multiple % Change	Current Share Price
Alias	31 %	41 %	$ 234

	Share Price % Change	EV / NTM uFCF Multiple % Change[3]	Implied Alias HUSP[2]	
			Price Δ Approach	Multiple Δ Approach
AUTODESK	22 %	14 %	$ 220	$ 191
Bentley	2 %	(1) %	$ 183	$ 167
DASSAULT SYSTEMES	(3) %	(1) %	$ 174	$ 167
ptc	9 %	6 %	$ 197	$ 178
Peer Average	**8 %**	**4 %**	**$ 193**	**$ 175**

Emerson Confidential | Source: Company filings and FactSet as of 01-Nov-2024. Note: NTM uFCF calculated as consensus LFCF plus consensus tax-effected interest expense. Median EV / NTM uFCF multiples reflect multiples prior to 07-Aug-2024 Disturbed Date. 1 Reflects median multiple from dates indicated to 06-Aug-2024. 2 HUSP ("Hypothetical Undisturbed Stock Price") calculated based on either (a) applying the percentage change in peer stock price from 06-Aug-2024 through 01-Nov-2024 to Alias' 5-day VWAP of $179.88 as of 06-Aug-2024; or (b) applying the 5-day VWAP as of 06-Aug-2024 to calculate an implied uFCF multiple of 28.2x, applying the percentage change in peer average EV/NTM uFCF multiple from 06-Aug-2024 through 01-Nov-2024, and using that result to impute an implied stock price for Alias based on its current capital structure. 3 Percentage change in the EV/NTM uFCF multiple from 06-Aug-2024 to 01-Nov-24.

Perspectives on Shareholder Cost Basis and Disturbed Trading Technicals

Volume at Various Prices and % of Float Traded – since August 6th Close



Note: Short Interest
• Current Short Interest of 1.5M shares
• Represents ~9.5 days of ADTV[1]
Volume Traded at Price (M)
0.800
0.700
0.600
0.500
0.400
0.300
0.200
0.100
0.000
Cumulative % of Float Traded
30%
25%
20%
15%
10%
5%
0%
0.7 %
7.6 %
13.7 %
18.3 %
19.4 %
21.2 %
25.0 %
28.0 %
$245
$240
$235
$230
$225
$220
$215
$210
≤$205
Share Price
Volume Traded at Price (M)
Cumulative % of Float

Alias "Active" Shareholders

Active Funds	Shares (M)	% of Float	Est. Cost Basis
Nordea 1 - Global Climate and Environment Fund	0.690	2.6%	$ 185
BlackRock Mid-Cap Growth Equity Portfolio	0.649	2.4%	$ 200
Neuberger Berman Genesis Fund	0.540	2.0%	$ 88
Virtus KAR Mid-Cap Core Fund	0.432	1.6%	$ 190
Two Creeks Capital Management, LP	0.415	1.5%	$ 194
Baron Small Cap Fund	0.350	1.3%	$ 96
Virtus KAR Small-Cap Growth Fund	0.313	1.2%	$ 137
Valley Forge Capital Management, LP	0.296	1.1%	$ 182
Virtus KAR Small-Mid Cap Core Fund	0.269	1.0%	$ 192
Independent Franchise Partners US Equity Fund	0.268	1.0%	$ 186
ClearBridge Small Cap Growth Fund	0.256	0.9%	$ 30
Perfento Partners LLP	0.223	0.8%	$ 193
Janus Henderson Triton Fund	0.203	0.8%	$ 184
Citadel Advisors LLC	0.200	0.7%	$ 200
Fiera Atlas Global Companies Fund	0.199	0.7%	$ 189
Virtus KAR Small-Cap Core Fund	0.176	0.7%	$ 121
D. E. Shaw & Co., L.P.	0.170	0.6%	$ 193
Vanguard Mid-Cap Growth Fund	0.157	0.6%	$ 189
American Funds SMALLCAP World Fund	0.151	0.6%	$ 184
Baron Asset Fund	0.146	0.5%	$ 184
Vanguard Explorer Fund	0.119	0.4%	$ 190
Clean Energy Transition LLP	0.105	0.4%	$ 196
BlackRock Innovation and Growth Term Trust	0.103	0.4%	$ 203
American Funds AMCAP Fund	0.100	0.4%	$ 196
Column Mid Cap Select Fund	0.097	0.4%	$ 196
Total Float Owned by Top 25 Active Shareholders		**24.8%**	
Average of Top 25 Active Shareholders			**$ 172**
Median of Top 25 Active Shareholders			**$ 189**

Note: Top 25 Institutions represent ~79% of float

Emerson Confidential | Source: Bloomberg, Refinitiv, company filings, FactSet, market data as of 01-Nov-2024. Note: Estimated shareholder cost base calculations adjusts historical quarterly shareholder cost basis data to account for the cash received in the initial Alias transaction based on a 0.42x exchange ratio. 1 Based on 30-Day ADTV, per FactSet.

Recap of the Original Transaction (Announced October 11, 2021)

Emerson Perspective

($B)	
Cash Contributed	$6.0
Assets Contributed (OSI & SSE)	2.5[1]
Total Contribution	**$8.5**
% Equity Acquired	*55%*
Implied Aggregate Equity Value	**$15.5**

Legacy Alias Shareholder Perspective

Cash Received	$6.0
45% of Alias Unaffected Market Cap	3.8
45% of OSI & SSE	1.1
Total Consideration	**$10.9**
x ~$380M Forward Alias EBITDA at Announce[2]	**28.9x**
x ~$430M Forward EBITDA with Synergies[2]	*25.6x*
x ~$288M Forward Alias uFCF at Announce[2]	**38.2x**
x ~$328M Forward uFCF with Synergies[2]	*33.5x*

Emerson Confidential | Source: Company filings. Note: US dollars in billions. 1 Implies contribution at 23x multiple based on $110M EBITDA from Emerson investor presentation dated October 11, 2021. 2 Reflects June 30, 2022E figures, considered forward period referenced for Alias at time of deal announcement. Multiples based on "Headline" TEV assuming Alias Net Debt of $44M. EBITDA multiple reflects "Headline" TEV and FYE 30-Jun-2022 EBITDA of $380M from Emerson investor presentation dated 11-Oct-2021; Forward EBITDA with Synergies includes Alias' 45% share of $110M of run-rate EBITDA synergies. UFCF multiple reflects "Headline" TEV and FYE 30-Jun-2022 FCF of $280M from Emerson investor presentation dated October 11, 2021 plus tax-effected consensus forward interest expense; Forward UFCF with Synergies applies illustrative 20% tax rate to Alias' share of run-rate EBITDA synergies.

Illustrative Acquisition Sizing, and Implied Multiples and Premia (Consensus View)

Illustrative Alias Acquisition ($M, except per share data)

Section	Metric	Value	Peer Avg Multiples[1]	$ 230	$ 235	$ 240	$ 255
	Headline Price			**$ 230**	**$ 235**	**$ 240**	**$ 255**
	Implied Equity Value			*$ 14,687*	*$ 15,009*	*$ 15,330*	*$ 16,296*
	Value of Public Float			*$ 6,198*	*$ 6,333*	*$ 6,467*	*$ 6,871*
	Enterprise Value			**$ 14,450**	**$ 14,772**	**$ 15,093**	**$ 16,059**
Purchase Price & Multiples - Based on Consensus Estimates	EV / NTM EBITDA	$ 545	25 x	27 x	27 x	28 x	29 x
	EV / FY 2025E Alias uFCF Guide (30-Jun)	$ 340	-	42 x	43 x	44 x	47 x
	EV / NTM uFCF	$ 372	31 x	39 x	40 x	41 x	43 x
	EV / CY 2025E uFCF (31-Dec)	$ 387	30 x	37 x	38 x	39 x	41 x
Implied Premiums	Undisturbed 52-Week High (17-May-2024)	$ 222		4 %	6 %	8 %	15 %
	Actual 52-Week High (Disturbed)	$ 241		(4)%	(2)%	(0)%	6 %
	Undisturbed Closing Price (06-Aug-2024)	$ 178		29 %	32 %	35 %	43 %
	Premium to HUSP (Multiple Basis)[2]	$ 175		31 %	34 %	37 %	45 %
	Premium to HUSP (Stock Price Basis)[2]	$ 193		19 %	22 %	24 %	32 %
	Last Close (Disturbed)	$ 234		(2)%	1 %	3 %	9 %
	30-Day VWAP (Disturbed)	$ 236		(2)%	(0)%	2 %	8 %
	Average Analyst Target Price	$ 240		(4)%	(2)%	0 %	6 %

Reference: Oct-2021 Transaction EV / NTM uFCF Multiple: 38x

| Source: Company filings, FactSet; market data as of 01-Nov-2024. Note: For illustrative presentation purposes only. Does not reflect views of value for Alias. Value of public float calculated as Alias basic shares outstanding less shares owned by Emerson, multiplied by headline price.
1 Peers include Autodesk, Bentley Systems, Dassault Systemes and PTC. 2 HUSP ("Hypothetical Undisturbed Stock Price") calculated based on (a) applying the percentage change in peer stock price from 06-Aug-2024 through 01-Nov-2024 to Alias' 5-day VWAP of $179.88 as of 06-Aug-2024; or (b) applying the 5-day VWAP as of 06-Aug-2024 to calculate an implied uFCF multiple of 26.2x, applying the percentage change in peer average EV/NTM uFCF multiple from 06-Aug-2024 through 01-Nov-2024, and using that result to impute an implied stock price for Alias based on its current capital structure.